UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  December 22, 2004

ALLIANCE GAMING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	88-0104066
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (702) 270-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On December 22, 2004, Alliance Gaming Corporation (the “Company”) and Richard Haddrill, the Company’s Chief Executive Officer, entered into an amendment to Mr. Haddrill’s employment agreement with the Company.  Pursuant to the terms of the amendment, the Company granted Mr. Haddrill an additional 300,000 stock options and an additional 156,507 restricted stock units.

The stock options have an exercise price of $13.35 per share (which is equal to the fair market value of the Company’s common stock on December 22, 2004, the date of grant), and vest over the next three years, provided that Mr. Haddrill remains the Company’s Chief Executive Officer on each respective vesting date.  The number of restricted stock units granted to Mr. Haddrill was calculated by dividing $1.9 million by $12.14 (which is equal to the average per share closing price of the Company’s common stock on the New York Stock Exchange for the 20 business days immediately prior to the date of the grant).  The restricted stock units vest on October 1, 2010; provided that the vesting will be accelerated to 50% on each of October 1, 2005 and October 1, 2006 if the Company attains certain strategic and/or financial measures, which are to be mutually agreed to by the Board of Directors and Mr. Haddrill.

The amendment also extends, to June 30, 2005, the date by which Mr. Haddrill is to increase his holdings of the Company’s common stock to at least $1 million in aggregate acquisition costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLIANCE GAMING CORPORATION

By:	/s/ Robert L. Saxton
Executive Vice President, Treasurer and Chief Financial Officer

Dated: December 27, 2004